Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SG BLOCKS, INC.
_______________________________________________

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

SG BLOCKS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”) does hereby certify:

1.           The name of the corporation is: SG Blocks, Inc. (the “Corporation”).  The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on December 29, 1993, under the name PC411, Inc.

2.           That by unanimous written consent of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and that said amendment be proposed to the stockholders for consideration at the next annual meeting of stockholders.  The resolution setting forth the proposed amendment is as follows:

“RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by revising Article “FOURTH” thereof, so that, as amended said Article “FOURTH” shall read in its entirety, as follows:

FOURTH:   Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 305,000,000, of which 300,000,000 shall be shares of Common Stock, par value $.01 per share (the “Common Stock”) and 5,000,000 shall be shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).  The Preferred Stock may be issued, from time to time, in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Board of Directors providing for the issuance of such Preferred Stock or series thereof; and the Board of Directors is hereby expressly vested with authority to fix such designations, preferences and relative participating, optional or other special rights or qualifications, limitations or restrictions for each series, including, but not by way of limitation, the power to affix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and affix the terms of conversion of such Preferred Stock or any series thereof into Common Stock of the Corporation and fix the voting power, if any, of Preferred Stock or any series thereof.

No holder of any of the shares of the stock of the Corporation, whether now or hereafter authorized and issued, shall be entitled as of right to purchase or subscribe for (1) any unissued stock of any class, or (2) any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the corporation of any class, or (3) bonds, certificates of indebtedness, debentures or other securities convertible into stock of the corporation, or carrying any right to purchase stock of any class, but any such unissued stock or such additional authorized issue of any stock or of other securities convertible into stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.”

3.           That thereafter, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted for in favor of the amendment.

4.           That said amendment of the Amended and Restated Certificate of Incorporation of the Corporation effected by this Certificate was duly adopted in accordance with the provisions of Sections 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Paul M. Galvin, its Chief Executive Officer, this 17th day of July, 2014.

SG BLOCKS, INC.

By:	/s/ Paul M. Galvin
Name:	Paul M. Galvin
Title:	Chief Executive Officer